Execution Version

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 26, 2019, is among Lilis Energy Inc., a Nevada corporation (the “Borrower”), certain Subsidiaries of the Borrower (the “Guarantors”), BMO Harris Bank N.A. (“BMO”), as Administrative Agent for the Lenders, and the other Lenders from time to time party hereto.
Recitals
A.    WHEREAS, the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent are parties to that certain Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of October 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
B.    WHEREAS, the Borrower has informed the Administrative Agent and the Lenders that the Borrower intends to pursue and consummate each of the transactions set forth on Schedule 1 to this Agreement (the “Strategic Transactions”).
C.    WHEREAS, subject to the terms and conditions set forth herein, the Required Lenders have agreed to redetermine the Borrowing Base and the Borrower and Majority Lenders have agreed to make certain amendments to the Credit Agreement as set forth herein.
D.    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Agreement, shall have the meaning ascribed to such term in the Credit Agreement.
Section 2    Borrowing Base Redetermination. Subject to the occurrence of the Effective Date (as defined below), each of the parties hereto agree that, for the period from and including the earlier of (a) the date on which the Strategic Transactions are consummated and (b) July 31, 2019, until the next Redetermination Date, the Borrowing Base shall be $115,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to adjustments pursuant to the Credit Agreement from time to time, including pursuant to the Borrowing Base Adjustment Provisions. For the avoidance of doubt, the redetermination of the Borrowing Base contained in this Section 2 is the July 1, 2019 Scheduled Redetermination set pursuant to the First Amendment and shall not constitute an Interim Redetermination and each of the Borrower and the Administrative Agent and the Required Lenders shall retain all rights to request Interim Redeterminations as provided in Section 2.07 of the Credit Agreement. This Agreement constitutes the New Borrowing Base Notice.

Section 3    Amendments. Subject to the occurrence of the Effective Date, the following amendments to the Credit Agreement shall be made:
3.1    Amendment to Section 1.01. The following definitions are added to the Credit Agreement in their entirety where alphabetically appropriate, in each case, to read as follows:
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 12.21.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 12.21.
“Strategic Transaction” means each of the transactions set forth on Schedule 1 to the Third Amendment.
“Supported QFC” has the meaning assigned to such term in Section 12.21.
“Third Amendment” means that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of July 26, 2019 among the Borrower, Guarantors, Administrative Agent and the Lenders party hereto, as amended, supplemented or otherwise modified.
“Third Amendment Effective Date” means July 26, 2019.
“Third Amendment Period” means the period commencing on and from the Third Amendment Effective Date through the later of (i) the next Redetermination Date or (ii) the completion of the November 1, 2019 Scheduled Redetermination.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.21.
3.1    The definition of “Current Liabilities” in the Credit Agreement is hereby amended by:
(a)     deleting the word “and” immediately before clause (b) thereof, and
(b)    adding the following new clause (c) and proviso at the end thereof: “and (c) solely to the extent the Strategic Transactions are consummated on or prior to August 15, 2019, the current portion of capital expenditure obligations, in an amount not to exceed (i) $17,000,000 for the Fiscal Quarter ending on June 30, 2019, (ii) $15,000,000 for the Fiscal Quarter ending on September 30, 2019, (iii) $11,000,000 for the Fiscal Quarter ending on December 31, 2019, (iv) $8,000,000 for the Fiscal Quarter ending on March 31, 2020 and (v) $5,000,000 for the Fiscal Quarter ending on June 30, 2020, in each case without duplication and with such obligations to be incurred in connection with the Borrower’s capital expenditure obligations with respect to the Commitment Wells (as defined in Schedule 1 to the Third Amendment) under that certain purchase and sale agreement entered into between Borrower and the buyer of an undivided portion of Borrower’s working interest in the acreage associated with the Commitment Wells (as more particularly described in Section 2 of Schedule 1 to the Third Amendment); provided that, solely to the extent the Strategic Transactions are consummated on or prior to August 15, 2019 and notice is delivered to the Administrative Agent pursuant to Section 8.01(q), for the purposes of calculating Current Liabilities for the Reference Period ending June 30, 2019, Current Liabilities for such Reference Period shall be calculated after giving pro forma effect to the Strategic Transactions as if such transactions occurred on the last day of the Fiscal Quarter ending June 30, 2019.”
3.2    The definition of “EBITDAX” in the Credit Agreement is hereby amended by:
(a) deleting the word “and” immediately before clause (vi) thereof,
(b) adding the following new clause (vii): “, and (vii) severance costs and expenses in an aggregate amount with respect to this clause (vii) not to exceed $1,250,000; provided that, with respect to such costs and expenses, the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower specifying and quantifying such expenses” and
(c) inserting the following new paragraph at the end thereof “Solely to the extent the Strategic Transactions are consummated on or prior to August 15, 2019 and notice is delivered to the Administrative Agent pursuant to Section 8.01(q), it is further understood that for the purposes of calculating EBITDAX for the Reference Period ending June 30, 2019, EBITDAX for such Reference Period shall be calculated after giving pro forma effect to the Strategic Transactions as if such transactions occurred on the first day of the Reference Period.”
3.3    The definition of “Total Debt” in the Credit Agreement is hereby amended by inserting the following new proviso at the end thereof:

; provided further that, solely to the extent the Strategic Transactions are consummated on or prior to August 15, 2019 and notice is delivered to the Administrative Agent pursuant to Section 8.01(q), for the purposes of calculating Total Debt for the Reference Period ending June 30, 2019, Total Debt for such Reference Period shall be calculated after giving pro forma effect to the Strategic Transactions as if such transactions occurred on the last day of the Fiscal Quarter ending June 30, 2019.
3.4    Amendment to Article I. Article I of the Credit Agreement is hereby amended by inserting the following new Section 1.08:
Section 1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
3.5    Amendment to Section 8.01. Section 8.01 of the Credit Agreement is hereby amended by inserting the following new clause (q) immediately after existing clause (p):
(q) Notice of Strategic Transactions. Prompt written notice, but in any event within three (3) Business Days, of the consummation of the Strategic Transactions, together with a statement of a Responsible Officer setting forth the final and complete definitive documentation for the Strategic Transactions.
3.6    Amendment to Section 8.13. Section 8.13 of the Credit Agreement is hereby amended to replace each reference to “90%” therein with “95%”.
3.7    Amendment to Section 8.20. Section 8.20 of the Credit Agreement is hereby amended and restated to read as follows:
Section 8.20    On-Going Hedge Obligations.
(a)    The Borrower will, within ten (10) Business Days after the end of the Fiscal Quarter ending June 30, 2019, have and maintain Swap Agreements in respect of crude oil and natural gas, on not less than 50% of the projected production from Proved Reserves classified as “Developed Producing Reserves” attributable to the Oil and Gas Properties of the Loan Parties comprised of crude oil and natural gas (and excluding, for the avoidance of doubt, natural gas liquids), as reflected in the most recently delivered Reserve Report for a period through at least twenty-four (24) months after the end of such applicable Fiscal Quarter; and
(b)    commencing with the Fiscal Quarter ending September 30, 2019, the Borrower will, within ten (10) Business Days after the end of such Fiscal Quarter and each Fiscal

Quarter thereafter, have and maintain Swap Agreements in respect of crude oil and natural gas, on not less than 75% of the projected production from Proved Reserves classified as “Developed Producing Reserves” attributable to the Oil and Gas Properties of the Loan Parties comprised of crude oil and natural gas (and excluding, for the avoidance of doubt, natural gas liquids), as reflected in the most recently delivered Reserve Report for a period through at least twenty-four (24) months after the end of such applicable Fiscal Quarter.
3.8    Amendment to Section 9.01(b). Section 9.01(b) of the Credit Agreement is hereby amended and restated to read as follows:
The Borrower will not, as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2018, permit its Current Ratio as of such day to be less than the ratio set forth below opposite such day:

Fiscal Quarter Ending	Ratio
June 30, 2019	1.00 to 1.00
September 30, 2019	(a) 0.85 to 1.00, solely to the extent that the Strategic Transactions are consummated on or prior to August 15, 2019 or
(b) 1.00 to 1.00, solely to the extent that the Strategic Transactions are not consummated on or prior to August 15, 2019
December 31, 2019 and at the last day of each Fiscal Quarter thereafter	1.00 to 1.00

3.9    Amendment to Section 9.04. The proviso at the end of Section 9.04 of the Credit Agreement clause (a)(v) is hereby amended by replacing the reference to “First Amendment Period” with a reference to “Third Amendment Period”.
3.10    Amendment to Article 12. Article 12 of the Credit Agreement is hereby amended by adding the following new Section 12.21:
Section 12.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 4    Conditions Precedent to Effective Date. This Agreement shall become effective on the date (such date, the “Effective Date”) when each of the following conditions is satisfied (or waived) in accordance with the terms herein:
4.1    The Administrative Agent and the Lenders, shall have received (a) reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower under Section 12.03 of the Credit Agreement in connection with this Agreement (including, the fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent) and (b) a consent fee payable to the Administrative Agent for the account of each Lender that executes and delivers a signed counterpart of this Agreement on or prior to the Effective Date (each such Lender, a “Consenting Lender”) in an amount equal to 0.15% of each such Consenting Lender’s pro rata share of the Borrowing Base in effect immediately prior to the Effective Date;
4.2    The Administrative Agent shall have received from the Borrower, each Guarantor, and the Lenders constituting the Required Lenders, counterparts of this Agreement signed on behalf of such Persons.
4.3    As of the Effective Date, after giving effect to this Agreement, (a) the representations and warranties of each Loan Party set forth in the Credit Agreement and in each other Loan Document are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such earlier date and (b) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.
Each party hereto hereby authorizes and directs the Administrative Agent to declare the this Agreement to be effective (and the Effective Date shall occur) when it has received documents confirming or certifying, to the reasonable satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 5    Miscellaneous.
5.1    Confirmation. The provisions of the Credit Agreement shall remain in full force and effect following the Effective Date.
5.2    Ratification and Affirmation; Representations and Warranties. Each of the Guarantors and the Borrower (a) acknowledges the terms of this Agreement, (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document (including, without limitation, the Guaranteed Liabilities) and agrees that each Loan Document remains in full force and effect as expressly amended hereby, (c) certifies to the Lenders, on the Effective Date, as applicable, that, after giving effect to this Agreement and the amendments and transactions occurring on the Effective Date, (i) the representations and warranties of each Loan Party set forth in the Credit Agreement and in each other Loan Document are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty are true and correct), except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty are true and correct) as of such earlier date and (ii) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing and (c) acknowledges that it is a party to certain Security Instruments securing the Secured Obligations and agrees that according to their terms the Security Instruments to which it is a party will continue in full force and effect to secure the Secured Obligations under the Loan Documents, as the same may be amended, supplemented or otherwise modified.
5.3    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed a signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
5.4    No Oral Agreement. This Agreement, the Credit Agreement, the other Loan Documents and any separate letter agreement with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreement and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
5.5    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
5.6    Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent.
5.7    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
5.8    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with Section 12.04 of the Credit Agreement.
5.9    Loan Documents. This Agreement is a Loan Document.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the Effective Date.

BORROWER:	LILIS ENERGY, INC.

By: /s/ Joseph C. Daches_______________________
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer
GUARANTORS:	BRUSHY RESOURCES, INC.

By: /s/ Joseph C. Daches_______________________
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer
HURRICANE RESOURCES LLC

By: /s/ Joseph C. Daches_______________________
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer
IMPETRO OPERATING LLC

By: /s/ Joseph C. Daches_______________________
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer
LILIS OPERATING COMPANY, LLC

By: /s/ Joseph C. Daches_______________________
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer

[Third Amendment to Second Amended and Restated Credit Agreement]

IMPETRO RESOURCES, LLC

By: /s/ Joseph C. Daches_______________________
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer

[Third Amendment to Second Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:	BMO HARRIS BANK N.A., as Administrative Agent, and a Lender

By:        /s/ Melissa Guzmann___________________
Name: Melissa Guzmann
Title: Director

[Third Amendment to Second Amended and Restated Credit Agreement]

LENDERS:	SUNTRUST BANK, as a Lender
By: /s/ John Kovarik_________________________
Name: John Kovarik
Title: Director

[Third Amendment to Second Amended and Restated Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender
By:        /s/ Wesley Fontana____________________
Name: Wesley Fontana
Title: Managing Director

[Third Amendment to Second Amended and Restated Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:        /s/ Nupur Kumar______________________
Name: Nupur Kumar
Title: Authorized Signatory
By:        /s/ Christopher Zybrick_________________
Name: Christopher Zybrick
Title: Authorized Signatory

[Third Amendment to Second Amended and Restated Credit Agreement]

Schedule 1 – Strategic Transactions
1. Overriding Royalty Interest Sale: The effectiveness and consummation of the Disposition of an overriding royalty interest burdening the Loan Parties’ interests, consisting of approximately 1,446 net royalty acres. The sale of such overriding royalty interest shall meet the following conditions: (a) such sale shall be limited to only those units with net revenue interests greater than 75% (on an 8/8ths basis), (b) after giving effect to such transaction, the Loan Parties shall own no less than a 75% net revenue interest (proportionately reduced to the Loan Parties’ working interest) per such units (or such a lesser amount as may be agreed to by the Administrative Agent in its sole discretion) and (c) the definitive documentation related to such sale shall include a repurchase option in favor of the Loan Parties for a period of three (3) years after the closing.
2. Non-Op Working Interest Disposition: The effectiveness and consummation of the Disposition of up to an undivided 49% of the Loan Parties’ right, title and interest in and to the non-producing acreage located in the respective units operated by the Loan Parties for the following wells (the “Commitment Wells”): (a) Kudu A 2H well, (b) Kudu B 2H well, (c) Grizzly A 2H well, (d) Grizzly B 2H well, and (e) West Shammo 2H well. In connection with such sale, the Loan Parties shall receive cash consideration for the conveyed net acreage as well as a pre-funding of the buyer’s share of the initial AFE costs to drill, complete and equip the Commitment Wells. The definitive documentation related to such sale shall include a repurchase option in favor of the Loan Parties for a period of three (3) years after the closing.
3. Net Cash Proceeds. The aggregate net cash proceeds received by the Loan Parties pursuant to the Dispositions referenced in paragraphs 1 and 2 above shall not be less than $38,000,000 (or such lesser amount as may be agreed to by the Administrative Agent in its reasonable discretion).
4. Credit Agreement Pay Down: Promptly following the occurrence of the Dispositions referenced in paragraphs 1 and 2 above, the Borrower shall prepay the outstanding Borrowings in accordance with the requirements of Section 3.04(a) and (b) of the Credit Agreement in an amount sufficient to cause the outstanding Borrowings, after the application of such prepayment, to not be greater than $105.0 million as of the date of such prepayment.
5. Trade and Other Payables Pay Down: Promptly, but in any event within seven (7) Business Days following the occurrence of the Dispositions referenced in paragraphs 1 and 2 above and the prepayment of outstanding Borrowings referenced in paragraph 4 above, the Borrower shall use the remaining net cash proceeds received from such Dispositions to pay the Loan Parties’ outstanding trade and other ordinary-course payables and accrued expenses so that, after the application of such payments, as of the date of such payment, there are no such payables and expenses outstanding by more than 60 days.